                                                                       EXHIBIT 2

                            STOCKHOLDERS' AGREEMENT

         THIS STOCKHOLDERS' AGREEMENT (this "Agreement"), dated as of April 26, 1999, is made by and among InterVoice, Inc., a Texas corporation ("Parent"), InterVoice Acquisition Subsidiary III, Inc., a Nevada corporation and a wholly owned subsidiary of Parent (the "Purchaser") and Stanley G. Brannan, Sue Brannan, Alan C. Maltz (on his own behalf, as well as on behalf of his minor children for whom Mr. Maltz acts as custodian for 80,000 shares of Common Stock (as hereinafter defined) beneficially owned by his minor children), Scott A. Maltz, Glenn A. Etherington, Leon A. Ferber, Ray S. Naeini, Donald R. Walsh and John F. Kelsey, III (collectively, the "Stockholders").

         WHEREAS, the Stockholders are, as of the date hereof, the record and beneficial owners of approximately 3,090,541 shares (as may be adjusted from time to time pursuant to Section 6 hereof, the "Shares") of common stock, no par value (the "Common Stock") of Brite Voice Systems, Inc., a Kansas corporation (the "Company");

         WHEREAS, certain of the Stockholders also own options to purchase shares of Common Stock (the "Stock Options") pursuant to various stock option plans maintained by the Company;

         WHEREAS, Parent, the Purchaser and the Company concurrently herewith are entering into an Acquisition Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "Offer") for up to 9,158,155 shares of Common Stock and for the subsequent merger (the "Merger") of the Purchaser with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement; and

         WHEREAS, as a condition to the willingness of Parent and the Purchaser to enter into the Merger Agreement, and in order to induce Parent and the Purchaser to enter into the Merger Agreement, the Stockholders have agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Parent and the Purchaser of the Merger Agreement, the foregoing preamble and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. Representations and Warranties of the Stockholders. Each Stockholder hereby, severally and not jointly, represents and warrants to Parent and the Purchaser as follows:

         (a) Such Stockholder is the record and beneficial owner of that number of shares of Common Stock set forth below opposite such Stockholder's name:

                                                                            Shares
                           Name                                         of Common Stock
                           ----                                         ---------------

                  Stanley G. Brannan                                       1,141,962
                                                                           ---------
                  Sue Brannan                                                 25,000
                                                                           ---------
                  Alan C. Maltz                                            1,225,106
                                                                           ---------
                  Alan C. Maltz, as custodian                                 80,000
                                                                           ---------
                  Scott A. Maltz                                             472,621
                                                                           ---------
                  Glenn A. Etherington                                        25,321
                                                                           ---------
                  Leon A. Ferber                                             115,000
                                                                           ---------
                  Ray S. Naeini                                                    0
                                                                           ---------
                  Donald R. Walsh                                              3,698
                                                                           ---------
                  John F. Kelsey, III                                          1,833
                                                                           ---------

         (b) Such Stockholder holds Stock Options covering that number of shares of Common Stock set forth below opposite such Stockholder's name:

                                                                       Share of Common Stock
                           Name                                       Covered by Stock Options
                           ----                                       ------------------------

                  Stanley G. Brannan                                              4,500
                                                                                -------
                  Sue Brannan                                                         0
                                                                                -------
                  Alan C. Maltz                                                   4,500
                                                                                -------
                  Alan C. Maltz, as custodian                                         0
                                                                                -------
                  Scott A. Maltz                                                      0
                                                                                -------
                  Glenn A. Etherington                                          139,000
                                                                                -------
                  Leon A. Ferber                                                 50,000
                                                                                -------
                  Ray S. Naeini                                                 140,000
                                                                                -------
                  Donald R. Walsh                                               142,750
                                                                                -------
                  John F. Kelsey, III                                            23,500
                                                                                -------

         (c) Such Stockholder has all requisite power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken any necessary action to authorize the execution, delivery and performance of this Agreement.

         (d) This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes the legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally, and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         (e) Neither the execution and delivery of this Agreement nor the consummation by such Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which such Stockholder is a party or bound or to which those Shares or Stock Options owned by such Stockholder are subject. Consummation by such Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Stockholder or those Shares or Stock Options owned by such Stockholder, except for any necessary filing under Securities Exchange Act of 1934, as amended (the "Exchange Act"), or the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), or state takeover laws.

         (f) The certificates representing those Shares owned by such Stockholder are now and at all times during the term hereof will be held by such Stockholder, or by a nominee or custodian for the benefit of such Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or arrangements or any other encumbrances whatsoever, except for any such encumbrances or proxies arising hereunder.

         SECTION 2. Representations and Warranties of Parent and the Purchaser. Each of Parent and the Purchaser hereby, jointly and severally, represents and warrants to the Stockholders as follows:

         (a) Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the States of Texas and Nevada, respectively, has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

         (b) This Agreement has been duly authorized, executed and delivered by each of Parent and the Purchaser and constitutes the legal, valid and binding obligation of each of Parent and the Purchaser, enforceable against each of them in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

         (c) Neither the execution and delivery of this Agreement nor the consummation by each of Parent and the Purchaser of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract, trust, commitment, agreement, understanding, arrangement or restriction of any kind to which Parent or the Purchaser is a party or bound. The consummation by each of Parent and the Purchaser of the transactions contemplated hereby will not violate, or require any consent, approval, or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to either Parent or the Purchaser, except for any necessary filing under the HSR Act or state takeover laws.

         SECTION 3. Purchase and Sale of the Shares. Each Stockholder hereby agrees, severally but not jointly, that he or she shall tender the Shares into the Offer promptly, and in any event no later than the third (3RD) business day following the commencement of the Offer, and that the Stockholders shall not withdraw any Shares so tendered. The Purchaser hereby agrees to purchase all the Shares so tendered at a price per Share equal to Thirteen and 40/100s Dollars ($13.40) (the "Offer Price") or any higher price that may be paid in the Offer; provided, however, that the Purchaser's obligation to accept for payment and pay for the Shares in the Offer is subject to all the terms and conditions of the Offer set forth in the Merger Agreement and Annex I thereto.

         SECTION 4. Transfer of the Shares. Prior to the termination of this Agreement, except as otherwise provided herein, each Stockholder agrees, severally but not jointly, not to: (i) transfer (which term shall include, without limitation, for the purposes of this Agreement, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of the Shares or the Stock Options; (ii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of those Shares or Stock Options owned by such Stockholder or any interest therein; (iii) grant any proxy, power-of-attorney or other authorization or consent in or with respect to those Shares owned by such Stockholder or grant any power of attorney or other authorization or consent in or with respect to those Stock Options owned by such Stockholder; (iv) deposit those Shares owned by such Stockholder into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or (v) take any other action that would in any way restrict, limit or interfere with the performance of such Stockholder's obligations hereunder or the transactions contemplated hereby.

         SECTION 5.  Grant of Irrevocable Proxy; Appointment of Proxy.

         (a) Each Stockholder hereby irrevocably grants to, and appoints, Parent and any nominee thereof, as such Stockholder's respective proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Stockholder, to vote those Shares owned by such Stockholder, or grant a consent or approval in respect of such Shares, in connection with any meeting of the stockholders of the Company (i) in favor of the Merger, and
(ii) against any action or agreement which would impede, interfere with or prevent the Merger, including any other extraordinary corporate transaction, such as a merger, reorganization or liquidation involving the Company and a third party or any other proposal of a third party to acquire the Company.

         (b) Each Stockholder represents, severally but not jointly, that any proxies, if any, heretofore given in respect of those Shares owned by such Stockholder are not irrevocable, and that such proxies are hereby revoked.

         (c) Each Stockholder hereby affirms, severally but not jointly, that such Stockholder's irrevocable proxy set forth in this Section 5 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Stockholder under this Agreement. Each Stockholder hereby further affirms, severally but not jointly, that such Stockholder's irrevocable proxy is coupled with an interest and, except as set forth in Section 9 hereof, is intended to be irrevocable in accordance with the provisions of Section 17-6502 of the Kansas General Corporation Code (the "KGCC").

         SECTION 6. Certain Events. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock or the acquisition of additional shares of Common Stock or other securities or rights of the Company by the Stockholders, the number of Shares and the number of shares of Common Stock covered by the Stock Options shall be adjusted appropriately, and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by the Stockholders.

         SECTION 7. Stock Option Cash-Out. Subject to the completion of the Merger, each Stockholder that holds Stock Options as of the date hereof hereby agrees, severally but not jointly, that he or she shall, in accordance with
Section 2.4 of the Merger Agreement, surrender such Stock Options to the Company for cancellation prior to the Effective Time (as defined in the Merger Agreement). Subject to the conditions set forth in the immediately preceding sentence and within ten (10) days after the Effective Time of the Merger, the Company will pay the respective holders of those Stock Options that are "in the money" an amount, in cash, equal to product of (i) the difference between the Offer Price and the respective per share exercise prices of such Stock Options, multiplied by (ii) the number of shares of Common Stock covered by the respective Stock Options.

         SECTION 8. Certain Other Agreements.

         (a) Except as provided in this Section 8 hereof, each Stockholder will not, and will ensure that such Stockholder's, employees, investment bankers, attorneys, accountants and other agents do not, directly or indirectly: (i) initiate, solicit or encourage, or take any action to facilitate the making of, any offer or proposal which constitutes or is reasonably likely to lead to any Acquisition Proposal (as defined in the Merger Agreement), (ii) enter into any agreement with respect to any Acquisition Proposal, or (iii) in the event of an unsolicited Acquisition Proposal for the Company, engage in negotiations or discussions with, or provide any information or data to, any Person (as defined in the Merger Agreement) (other than Parent, any of its affiliates or representatives) relating to any Acquisition Proposal; provided, however, that nothing contained in this Section 8 or any other provision hereof shall prohibit Stockholders, on behalf of the Company or the Company's Board of Directors, from (i) taking and disclosing to the Company's stockholders, its position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act or (ii) making such disclosure to the Company's stockholders as is reasonably deemed necessary, in the good faith judgment of the Company's Board of Directors after receipt of advice from outside legal counsel to the Company that such disclosure is required under applicable law and that the failure to make such disclosure would cause the Company's Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law.

         (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, each Stockholder may furnish information concerning the Company's business, properties or assets to any Person pursuant to a confidentiality agreement with terms no less favorable to such Stockholder and the Company than those contained in the Confidentiality Agreement, dated March 12, 1999 entered into between Parent and the Company (the "Confidentiality Agreement") and may negotiate and participate in discussions and negotiations with such Person concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Company's Board of Directors determines in good faith, after receiving advice from a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and (y) the Company's Board of Directors determines in good faith, only after receipt of written advice from outside legal counsel to the Company, that the failure to provide such information or access or to engage in such discussions or negotiations would cause the Company's Board of Directors to violate its fiduciary duties to the Company's stockholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a "Superior Proposal"). Each Stockholder shall promptly, and in any event within one (1) business day following receipt of a Superior Proposal, notify Parent of the receipt of the same and prior to providing any such party with any material non-public information. Each Stockholder shall promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent.

         (c) Except as set forth herein, no Stockholder shall (i) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (ii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, prior to the time of acceptance for payment of Shares in the Offer, each Stockholder may (subject to the terms of this sentence and the following sentence) enter into an acquisition agreement with respect to a Superior Proposal, in which event each Stockholder may take any of the actions set forth in clauses (i) through (ii) of the immediately preceding sentence; provided, however, that no Stockholder shall enter into an acquisition agreement with respect to a Superior Proposal unless the Company shall have furnished Parent with written notice not later than the first to occur of (i) 12:00 noon three (3) business days in advance of any date that it intends to enter into such acquisition agreement or (ii) two (2) business days prior to the expiration of the Offer; and shall have caused its financial and legal advisors to negotiate with Parent to make such adjustments in the terms and conditions of this Agreement as would enable the Stockholder to proceed with the Transactions contemplated herein on such adjusted terms.

         SECTION 9. Further Assurances. Each Stockholder shall, upon request of Parent or the Purchaser, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or the Purchaser to be necessary or desirable to carry out the provisions hereof and to vest in Parent the power to vote those Shares owned by such Stockholder as contemplated by Section 5 hereof.

         SECTION 10. Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate immediately upon the earliest of (a) the termination of the Merger Agreement in accordance with its terms, (b) the Effective Time (as defined in the Merger Agreement), or (c) written notice by Parent that Parent, in its sole discretion determines to terminate this Agreement; provided, however, that Section 11 hereof shall survive any termination of this Agreement.

         SECTION 11. Expenses. All fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

         SECTION 12. Public Announcements. The initial press release with respect to the execution of this Agreement and the Merger Agreement shall be a joint press release acceptable to Parent, the Purchaser and the Stockholders. Thereafter, so long as this Agreement is in effect, neither the

Parent, Purchaser, nor the Stockholders, nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger Agreement, this Agreement or the other Transactions (as defined in the Merger Agreement) without the prior consultation of the other party, except as such party believes, after receiving the advice of outside counsel, may be required by law or by any listing agreement with a national securities exchange or trading market. Stockholders hereby designate the Company to represent them in connection with any press releases and announcements.

         SECTION 13. Miscellaneous.

         (a) Capitalized terms used and not otherwise defined in this Agreement shall have the respective meanings assigned to such terms in the Merger Agreement.

         (b) All notices and other communications hereunder shall be in writing and shall be deemed given upon (i) transmitter's confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or when delivered by hand or (iii) the expiration of five (5) business days after the day when mailed in the United States by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address for a party as shall be specified by like notice):

         (A)      if to Stanley G. Brannan, to:

                  c/o Brite Voice Systems, Inc.
                  250 International Parkway, Suite 300
                  Heathrow, Florida 32746-5006
                  Facsimile: 407-357-1410
                  Telephone: 407-357-1002

         (B)      if to Sue Brannan, to:

                  c/o Brite Voice Systems, Inc.
                  250 International Parkway, Suite 300
                  Heathrow, Florida 32746-5006
                  Facsimile: 407-357-1410
                  Telephone: 407-357-1002


         (C)      if to Alan C. Maltz, Individually or as Custodian, to:

                  29 Chelsea Drive
                  Livingston, New Jersey 07039
                  Facsimile: 973-994-6665
                  Telephone: 973-994-2468

         (D)      if to Scott A. Maltz, to:

                  30 Blackhawk Lane
                  Burlingame, California 94010
                  Facsimile: _______________
                  Telephone: 415-344-4810

         (E)      if to Glenn A. Etherington, to:

                  c/o Brite Voice Systems, Inc.
                  250 International Parkway, Suite 300
                  Heathrow, Florida 32746-5006
                  Facsimile: 407-357-1410
                  Telephone: 407-357-1002

         (F)      if to Leon A. Ferber, to:

                  c/o Brite Voice Systems, Inc.
                  40 Shawmut Road
                  Canton, Massachusetts  02021-1409
                  Facsimile: 781-828-7886
                  Telephone: 781-401-1525

          (G)     if to Ray S. Naeini, to:

                  c/o Brite Voice Systems, Inc.
                  250 International Parkway, Suite 300
                  Heathrow, Florida 32746-5006
                  Facsimile: 407-357-1410
                  Telephone: 407-357-1002

         (H)      if to Donald R. Walsh, to:

                  c/o Brite Voice Systems, Inc.
                  250 International Parkway, Suite 300
                  Heathrow, Florida 32746-5006
                  Facsimile: 407-357-1410
                  Telephone: 407-357-1002

         (I)      if to John F. Kelsey, III, to:

                  c/o The Kelsey Group
                  600 Executive Drive
                  Princeton, New Jersey 08540
                  Facsimile: 609-921-2112
                  Telephone: 609-921-7200

         and

         (J)      if to Parent or the Purchaser, to:

                  17811 Waterview Parkway
                  Dallas, Texas 75252
                  Facsimile:  972-454-8781
                  Telephone: 972-454-8694
                  Attention: Vice President and Corporate Counsel

         with a copy to:

                  Thompson & Knight, P.C.
                  1700 Pacific Avenue
                  Suite 3300
                  Dallas, Texas  75201
                  Facsimile:  (214) 969-1751
                  Telephone:  (214) 969-1700
                  Attention:  Sam P. Burford, Jr.

         (c) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         (d) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

         (e) This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written and oral, among the parties hereto with respect to the subject matter hereof.

         (f) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas without giving effect to the principles of conflicts of laws thereof.

         (g) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties and their respective successors and assigns, and the provisions of this Agreement are not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         (h) If any term, provision, covenant, restriction or part of the Agreement herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable (either generally or with respect to certain of the Shares) or against its regulatory policy, the remainder of the terms, provisions, covenants, restrictions and parts of this Agreement shall remain in full force and effect and shall in no way be affected, impaired, invalidated or removed.

         (i) Each of the parties hereto acknowledges and agrees that in the event of any breach of this Agreement, each non-breaching party would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that the parties hereto (i) will waive, in any action for specific performance, the defense of adequacy of a remedy at law and (ii) shall be entitled, in addition to any other remedy to which they may be entitled at law or in equity, to compel specific performance of this Agreement in any action instituted in any state or federal court sitting in Dallas, Texas. The parties hereto consent to personal jurisdiction in any such action brought in any state or federal court sitting in Dallas, Texas and to service of process upon it in the manner set forth in Section 12(b) hereof.

         (j) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, Parent, the Purchaser and the Stockholders have caused this Agreement to be duly executed and delivered as of the date first written above.

                                       INTERVOICE, INC.



                                       By /s/ Daniel D. Hammond
                                          --------------------------------------
                                          Name:  Daniel D. Hammond
                                          Title: Chairman and Chief Executive
                                                 Officer


                                       INTERVOICE ACQUISITION SUBSIDIARY III,
                                       INC.



                                       By /s/ Rob-Roy J. Graham
                                          --------------------------------------
                                          Name:  Rob-Roy J. Graham
                                          Title: President


                                       STOCKHOLDERS


                                       /s/ Stanley G. Brannan
                                       -----------------------------------------
                                       Stanley G. Brannan


                                       /s/ Sue Brannan
                                       -----------------------------------------
                                       Sue Brannan


                                       /s/ Alan C. Maltz
                                       -----------------------------------------
                                       Alan C. Maltz (on his own behalf and on
                                         behalf of his minor children with
                                         respect to those Shares for which he
                                         acts as custodian)


                                       /s/ Scott A. Maltz
                                       -----------------------------------------
                                       Scott A. Maltz

                                       /s/ Glenn A. Etherington
                                       -----------------------------------------
                                       Glenn A. Etherington


                                       /s/ Leon A. Ferber
                                       -----------------------------------------
                                       Leon A. Ferber


                                       /s/ Ray S. Naeini
                                       -----------------------------------------
                                       Ray S. Naeini


                                       /s/ Donald R. Walsh
                                       -----------------------------------------
                                       Donald R. Walsh


                                       /s/ John F. Kelsey, III
                                       -----------------------------------------
                                       John F. Kelsey, III